EXHIBIT 10(a)

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into as of February 7, 2005 (the “Effective Date”) by and between Furniture Brands International, Inc., a Delaware corporation (“Furniture Brands”) and Denise L. Ramos (“Ramos”).

WHEREAS, Ramos has recently been elected Senior Vice-President and Treasurer and has been appointed Chief Financial Officer of Furniture Brands; and

WHEREAS, Furniture Brands and Ramos wish to enter into an Employment Agreement to set forth the terms and conditions of her employment with Furniture Brands;

NOW THEREFORE, in accordance with the authority granted by the Furniture Brands Board of Directors, and for good and valuable consideration the parties covenant and agree as follows:

1.     Definitions.     The following terms shall have the following meanings for purposes of this Agreement.

a.	“Cause” means (i) an act or acts of personal dishonesty taken by Ramos and intended to result in substantial personal enrichment of Ramos at the expense of Furniture Brands, (ii) violations by Ramos of this Agreement or Ramos’ employment obligations to Furniture Brands which are demonstrably willful on Ramos’ part and which are not remedied within a reasonable period of time after receipt of written notice from Furniture Brands, or (iii) the conviction of Ramos of a felony involving moral turpitude.

b.	“Disability” means the incapacity to attend to and perform effectively one’s duties and responsibilities which continues for at least 26 weeks after its commencement, as determined by a physician selected by Furniture Brands.

c.	“Employment Period” that period beginning on the Effective Date and ending upon Ramos’ retirement or earlier termination of employment.

2.     Employment.     Furniture Brands agrees to employ Ramos, and Ramos agrees to serve Furniture Brands in an executive, managerial and supervisory capacity, subject to the direction and control of the Board of Directors of Furniture Brands, all upon the terms and conditions hereinafter set forth. During the Employment Period:

a.	Ramos’ position (including, without limitation, status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned as of the Effective Date;

b.	Ramos’ services shall be performed at the location where the Ramos is employed on the Effective Date, or at any office or location not more than thirty-five (35) miles from such location;

c.	Ramos shall continue to receive an annual base salary at least equal to the annual base salary payable to the Ramos by Furniture Brands on the Effective Date (“Base Salary”);

d.	Ramos shall continue to have an annual cash bonus potential, either pursuant to the Furniture Brands Executive Incentive Plan in effect on the Effective Date or pursuant to a similar incentive compensation plan of Furniture Brands, at least equal to the level in existence on the Effective Date (“Annual Bonus”); and

e.	Ramos shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable to other key executive employees of Furniture Brands (“Benefit Plans”).

The failure of Furniture Brands, without Ramos’ consent, to comply with the terms and conditions of employment as set forth in this Section 2 shall constitute “Good Reason” for Ramos’ termination of her employment with Furniture Brands.

3.     Best Efforts.     Ramos agrees during the Employment Period to devote her best efforts and substantially all of her business time and attention to the business of Furniture Brands. Ramos agrees that she will perform such other executive duties for Furniture Brands and for Furniture Brands’ subsidiaries relating to its business as the Board of Directors of Furniture Brands may reasonably direct.

4.     Term.     Subject to the provisions of Section 4 of this Agreement, either party shall have the right to terminate the Employment Period at any time. If Ramos’ employment with Furniture Brands is terminated by Furniture Brands, other than for Cause or as a result of her death or Disability, or if Ramos terminates her employment with Furniture Brands for Good Reason, then Furniture Brands will, for the greater of (a) the period ending two years after the Effective Date or (b) a period of one year after the termination date (or, if shorter, until Ramos reaches “Normal Retirement Age” (as such concept is used in the primary retirement plan in which Ramos is a participant on the Effective Date)), (i) pay to Ramos as and when normally payable her Base Salary as in effect on the date of termination and an amount equal to the average Annual Bonus received by such Ramos for the past three years prior to termination (or a pro-rated portion of such average Annual Bonus) and (ii) subject to program eligibility requirements and continuation of programs by Furniture Brands, continue her participation in the Benefit Plans in which she was participating on the date of termination of employment.

5.     Non-Competition.     During the two-year period commencing on the Effective Date and, if longer, while employed by Furniture Brands, and for a period of one year after termination of employment, Ramos shall not, without the prior written consent of Furniture Brands, directly or indirectly, own, control, finance, manage, operate, join or participate in the ownership, control, financing, management or operation of, or be connected as an employee, consultant or in any other capacity with, any business engaged in the manufacture or distribution of residential furniture in the

United States. Nothing in this Section 5 shall, however, restrict Ramos from making investments in other ventures which are not competitive with Furniture Brands, or restrict Ramos from owning less than one percent (1%) of the outstanding securities of companies listed on a national stock exchange or actively traded in the “over-the-counter” market. In addition, if the Employment Period is terminated by Furniture Brands (other than for Cause) and the Ramos elects to forego the payments called for in Section 4 hereof, the provisions of this Section 5 shall not apply. Should any of the terms of this Section 5 be found to be unenforceable because they are over-broad in any respects then they shall be deemed amended to the extent, and only to the extent, necessary to render them enforceable. Both parties stipulate that money damages would be inadequate to compensate for any breaches of the terms of this Section 5, and that such terms shall be enforceable through appropriate equitable relief, without the necessity of proving actual damages and to an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights and remedies to which Furniture Brands may be entitled.

6.     Confidentiality.     During the Employment Period and at all times thereafter, Ramos shall maintain the confidentiality of, and shall not disclose to any person (except as her duties as an employee of Furniture Brands may require) any non-public information concerning Furniture Brands or its business.

7.     Miscellaneous.     This Employment Agreement shall be binding upon and shall inure to the benefit of Ramos’ heirs, executors, administrators and legal representatives, and shall be binding upon and inure to the benefit of Furniture Brands and its successors and assigns. This Employment Agreement shall take effect as of the day and year first above set forth, and its validity, interpretation, construction and performance shall be governed by the laws of the State of Missouri.

8.     Indemnification.     In the event that either party hereto is required to pursue litigation against the other party to enforce her or its rights hereunder, the prevailing party in any such litigation shall be entitled to reimbursement of the costs and expenses of such litigation, including attorney’s fees.

9.     Waivers.     In consideration of the undertakings of Furniture Brands set forth in this Agreement, Ramos hereby irrevocably waives and forever releases any and all claims and causes of action of any nature whatsoever that Ramos has or may have against Furniture Brands or any of its officers, directors, employees or agents arising out of the negotiation, execution, delivery or terms of this Agreement, including, without limitation, any claims arising under the Age Discrimination in Employment Act, 29 U.S.C. §21 et seq., and any state or local law relating to age discrimination.

10.     Entire Agreement.     This Agreement contains the entire agreement of the parties with respect to its subject matter, and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced. Notwithstanding the foregoing, this Agreement incorporates as though fully set forth herein the terms of the letter agreement dated December 14, 2004 by and between Furniture Brands and Ramos. In the event of any inconsistency between the terms of this Agreement and the terms of that letter agreement, the terms of the letter agreement shall control.

IN WITNESS WHEREOF, the parties hereto have each executed this Agreement the date set forth below.

FURNITURE BRANDS INTERNATIONAL, INC.

By:	/s/ W. G. Holliman, Jr.
Chairman of the Board

DENISE L. RAMOS

By:	/s/ Denise L. Ramos